EXHIBIT 10.B

AMENDMENT NO. 2, dated as of August 9, 2023, to THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated June 27, 2022 (the “Amendment”), by and between KINGSTONE INSURANCE COMPANY, a New York stock property and casualty insurance company (the “Company”), and BARRY B. GOLDSTEIN (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to a Third Amended and Restated Employment Agreement, dated June 27, 2022, as amended (the “Employment Agreement”), which sets forth the terms and conditions upon which the Employee is employed by the Company and upon which the Company compensates the Employee.

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to reduce the responsibilities of the Employee thereunder effective as of October 1, 2023, modify the Employee’s Base Salary (as defined therein) effective as of October 1, 2023, and provide for certain other changes.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Sections 1.1 and 2.1 of the Employment Agreement are amended to provide that, effective as of October 1, 2023, the Employee shall no longer serve as Chief Investment Officer of the Company. In his role as Chairman of the Board of the Company, in addition to the responsibilities set forth in Section 2.1 of the Employment Agreement, the Employee shall provide advisory services to the Chief Executive Officer and Chief Financial Officer of the Company in connection with the operations of the Company, including with regard to the Company’s investments.

2. Section 4.2 of the Employment Agreement is amended to provide that, effective as of October 1, 2023, the Employee’s Base Salary is decreased to two hundred fifty thousand dollars ($250,000) per annum.

3. Section 1.1 of the Employment Agreement is amended to provide that the term “Expiration Date” shall mean the earlier of (a) December 31, 2024 or (b) in the event the Employee is not re-elected as Chairman of the Board of Kingstone Companies, Inc. (“KINS”) following KINS’ 2024 annual meeting of stockholders (the “Annual Meeting”), then the date of the Annual Meeting.

4. The Company agrees to pay the reasonable fees and expenses of legal counsel incurred by the Employee in connection with the negotiation of this Amendment up to a maximum of $5,000.

5. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

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6. This Amendment shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first above written.

KINGSTONE INSURANCE COMPANY

By:
Meryl S. Golden President

Barry B. Goldstein

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